UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): (May 31, 2024)

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (412) 553-5700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, on April 12, 2024, certain subsidiaries (the “EQT Parties”) of EQT Corporation (together with its consolidated subsidiaries, “EQT”) entered into a purchase, sale and exchange agreement (the “Equinor Agreement”) with Equinor USA Onshore Properties Inc. and its affiliates (collectively, the “Equinor Parties”) pursuant to which (a) the EQT Parties agreed to sell an undivided 40% interest in EQT’s non-operated natural gas assets in Northeast Pennsylvania to the Equinor Parties and, in exchange, to receive from the Equinor Parties (i) $500 million of cash (subject to customary purchase price adjustments), (ii) approximately 26,000 net acres in Monroe County, Ohio directly offsetting EQT-operated acreage, (iii) approximately 10,000 net acres predominantly in Lycoming County, Pennsylvania under EQT-operated wells and acreage, and (iv) the remaining 16.25% ownership interest in EQT-operated gathering systems servicing core EQT-operated acreage in Lycoming County, Pennsylvania and (b) the EQT Parties and the Equinor Parties agreed to enter into at closing a gas buy-back agreement with respect to the assets received by the EQT Parties in the transaction, whereby the Equinor Parties would purchase a specified amount of natural gas from EQT at a premium to in-basin pricing through the first quarter of 2028 (collectively, the “Equinor Transaction”).

On May 31, 2024, the EQT Parties and the Equinor Parties closed the Equinor Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: May 31, 2024	By:	/s/ William E. Jordan
	Name:	William E. Jordan
	Title:	Executive Vice President, General Counsel and Corporate Secretary